Exhibit 99.1

SURGE GLOBAL ENERGY ANNOUNCES SHARE BUY BACK

SOLANA BEACH, Calif., January 20, 2009.  Surge Global Energy, Inc. (SRGG.OB) is pleased to announce that its Board of Directors approved the repurchase of up to 1.5 million shares of Surge common stock over the next year.  Purchases will be made from time to time as market, financial, and business conditions warrant in the open market, or via negotiated or block transactions, subject to SEC rules and regulations.  Surge currently has 31,437,387 shares outstanding, and if the entire repurchase is completed it would reduce outstanding shares by 4.77%.

E. Jamie Schloss, CEO of Surge, stated that “In view of Surge’s current oil and gas drilling activities, we are well positioned to invest in our current business, and the stock repurchase program demonstrates the confidence we have in our Company and shows our commitment to maximize long term shareholder value.”

The Company is also pleased to report that the Court of Common Pleas, Cuyahoga County, Ohio recently granted Surge Global Energy, Inc.’s motion to dismiss the Complaint filed by Granite Financial Group, LLC and Daniel Schreiber, which Complaint had alleged breach of contract, claim for indemnity and declaratory relief. Granite also was seeking reimbursement for legal fees and related costs in this matter. The Court ruled that Ohio lacked jurisdiction for Plaintiffs’ Complaint, and dismissed the Complaint without prejudice.

ABOUT SURGE GLOBAL ENERGY, INC.

Surge is engaged in the acquisition of crude oil and natural gas properties in the United States and Canada. Surge also seeks investment in developing oil and natural gas projects and companies engaged in alternative fuel technologies.

Surge is committed to the creation of a diversified portfolio of oil and natural gas producing properties. Surge will maximize shareholder value by targeting low and medium risk projects that create meaningful reserves, production and cash flow. Energy investments include companies developing alternative fuel technologies.

Surge’s Wyoming property, the Qualmay #12-42 well is still being completed, and is expected to be placed into production in early February, 2009, at which time projected total reserves and production levels will be determined. Surge owns a 35% working interest until payout, and a 21% working interest thereafter.  Surge also has the right to participate in three to five additional wells on 520 acres of adjoining land within the same area of mutual interest.

Surge owns two  leases in Green Valley, Nevada, on which it plans to drill for oil in 2009, and a convertible Note and common stock in 11 Good Energy, Inc., developer of G2 Diesel, a next generation bio-diesel fuel.  Surge owns stock positions in two development stage oil sands companies with substantial proven reserves, one private, Andora Energy Corporation, and one public, North Peace Energy Corp. (CDNX:NPE.V), which is listed on the TSX Venture Exchange. Surge has approximately 31.5 million shares of common stock outstanding and 38 million shares fully diluted.  Surge has no long term debt.

For more information on Surge please visit our website at: www.surgeglobalenergy.com

Forward-Looking Statements

Materials in this press release may contain information that includes or is based upon forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Forward-looking statements give our expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts.  They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning in connection with a discussion of future operating or financial performance.  In particular, these include statements relating to future steps we may take, prospective products, future performance or results of current and anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, and financial results.

Any forward-looking statements represent our expectations or forecasts only as of the date they were made and should not be relied upon as representing our expectations or forecasts as of any subsequent date.  We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise, even if our expectations or forecasts change.  You are advised, however, to consult any further disclosures we make on related subjects in our reports filed with the SEC.  In particular, you should read our most recent Exchange Act Reports on Form 8-K, Quarterly Report on Form 10-Q and Annual Report on Form 10-KSB and the risk factors contained therein.

Contact

Surge Global Energy, Inc.
E.  Jamie Schloss, CEO
858-720-9900
EJSchloss@surgeglobalenergy.com

Ken Wasserman
Safe Harbor Communications, LLC
212-966-8663
safeharborcommunications@gmail.com